Exhibit 99.1

         Alamosa Announces Dismissal of Class Action Lawsuit

    LUBBOCK, Texas--(BUSINESS WIRE)--March 30, 2005--Alamosa Holdings, Inc. (NASDAQ/NM:APCS) today announced that the United States District Court for the Northern District of Texas has entered an order dismissing all the claims against the Company and certain of its Company's officers and directors in the shareholder class action lawsuit filed in November 2003 and later consolidated with other similar federal lawsuits. The lawsuits asserted violations of the federal securities laws and sought damages against the Company and certain Company officers and directors relating to a decline in the Company's stock price during 2002. The Court's opinion carefully examined all of the allegations in the consolidated complaint and determined they stated no viable claim against any defendant. The Court also denied the plaintiffs' request to amend their pleadings.
    "We are extremely pleased that the Court has entered its order to dismiss this lawsuit against Alamosa and its officers and directors as we have always maintained that the claims were frivolous and without merit," said David E. Sharbutt, Chairman & CEO, Alamosa Holdings, Inc. "The final dismissal of this lawsuit is a welcome outcome and will help us re-deploy our time, efforts and resources toward building long-term value for all of our stakeholders."

    ABOUT ALAMOSA

    Alamosa Holdings, Inc. is the largest (based on number of subscribers) PCS Affiliate of Sprint (NYSE:FON), which operates the largest all-digital, all-CDMA Third-Generation (3G) wireless network in the United States. Alamosa has the exclusive right to provide digital wireless mobile communications network services under the Sprint brand name throughout its designated territory located in Texas, New Mexico, Oklahoma, Arizona, Colorado, Utah, Wisconsin, Minnesota, Missouri, Washington, Oregon, Arkansas, Kansas, Illinois, California, and subsequent to year end in Georgia, South Carolina, North Carolina and Tennessee. Alamosa's territory includes licensed population of 23.2 million residents, including 15.8 million residents in Alamosa's territories and 7.4 million residents in the recently acquired AirGate properties.

    FORWARD-LOOKING STATEMENTS

    Statements contained in this news release that are forward-looking statements, such as statements containing terms such as can, may, will, expect, plan, and similar terms, are subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management's current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated in Alamosa's forward-looking statements, including the following factors: Alamosa's dependence on its affiliation with Sprint; shifts in populations or network focus; changes or advances in technology; changes in Sprint's national service plans or fee structure with us; change in population; difficulties in network construction; increased competition in our markets and adverse changes in financial position, condition or results of operations. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from Alamosa's forward-looking statements, please refer to Alamosa's filings with the Securities and Exchange Commission, especially in the "risk factors" sections of Alamosa's Annual Report on Form 10-K for the year ended December 31, 2004 and in subsequent filings with the Securities and Exchange Commission. Investors and analysts should not place undue reliance on forward-looking statements.

    CONTACT: Alamosa Holdings, Inc.
             Jon D. Drake, 806-722-1455
             jdrake@alamosapcs.com